EXHIBIT 99




    FROM:     BALLY ENTERTAINMENT CORPORATION
         8700 West Bryn Mawr Avenue
         Chicago, IL  60631

         MWW/Strategic Communications, Inc.
         Public Relations - Tel. (201) 507/9500
         Contact:  Michael W. Kempner / Rob Kulat
    ____________________________________________________________________

                                          FOR IMMEDIATE RELEASE


    BALLY ENTERTAINMENT CORPORATION COMMENCES EXCHANGE OFFER FOR 6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 1998

         Chicago, June 8, 1995 -- Bally Entertainment Corporation (NYSE:BLY) today announced it had mailed to holders of its 6% Convertible Subordinated Debentures due 1998 an offer to exchange those 6% Convertible Debentures for a new issue of 8% Convertible Senior Subordinated Debentures due 2000. Presently, $15,390,000 aggregate principal amount of the 6% Convertible Debentures are outstanding.
         Under the terms of the exchange offer, each $1,000 principal amount of the 6% Convertible Debentures may be exchanged for $1,000 principal amount of the new 8% Convertible Debentures. The 8% Convertible Debentures will be convertible into common stock of Bally at a price of $13.00 per share unless the Average Closing Price (as defined) of Bally's common stock equals or exceeds $11-1/8 prior to consummation of the exchange offer, in which case the conversion price will be 118% of such Average Closing Price. The conversion price for the 6% Convertible Debentures is currently $28.99 per share. The conversion price for both the 6% Convertible Debentures and the 8% Convertible Debentures is subject to adjustment following consummation of Bally's previously announced spin-off of its fitness center business.
         Holders of the 6% Convertible Debentures who tender in the exchange offer will be deemed to consent to certain waivers and an amendment of the terms of the indenture under which the 6% Convertible Debentures were issued, which are intended to permit the consummation of the spin-off.
         The exchange offer will expire on 5:00 p.m. on July 6, 1995. Copies of the Offering Circular and Consent Solicitation and related transmittal materials for the exchange offer may be obtained from MacKenzie Partners, Inc., Information Agent for the exchange offer, by calling Jeannie Carr at (212) 929-5500 (collect) or (800) 322-2885 (toll free).
         Bally Entertainment Corporation is one of the world's foremost operators of casinos and casino hotel resorts. The company owns and operates three world-class casino hotel resorts in Atlantic City and Las Vegas, it expects to open its riverboat casino in New Orleans, Louisiana by late June 1995, and plans to reopen its dockside casino at its new location in Mississippi in the summer of 1995.
         Bally, through its subsidiary, Bally's Health & Tennis, is also the world's largest commercial operator of fitness centers with approximately 340 facilities in the U.S. and Canada.


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